July 16, 2013

“Address 1”

“Address 2”

“Address 3”

“Address 4”

“Address 5”

“Address 6”

“Address 7”

2013 ROCHESTER FUNDS PROXY – YOUR RESPONSE IS NEEDED

Dear Valued Shareholder,

The ongoing proxy campaign for the Rochester Municipal Bond Funds overall has been a great success, and we are down to several funds which still need the required number of votes in order the act upon these matters. Let me start by saying that we are sorry for the attention you have been receiving during this important proxy campaign. You may even have received a telephone call from one of our portfolio managers reminding you to vote. And this additional solicitation is asking you to please take the time and let your voice be heard.

It is important. This proxy focuses on several business initiatives which are meant to improve operating efficiencies, and provide for greater flexibility to respond to future investment opportunities for each of these funds. You have been identified as an extremely important muni fund investor with a large position, and your vote is critical to this success. I am asking and hoping that you take careful consideration of the proxy, and your investment, and vote your shares.

With the world changing around us, we need to be able to adapt the funds in these times.

To do so please simply dial: 1-800-331-5963

Please reference your personal Control Number: 1234567

Please note: we do not require you to provide any personal account information when calling, and it will only take a few minutes of your time.

Your prompt response is greatly appreciated. It ensures that we meet the necessary regulatory hurdles to implement these important business initiatives on behalf of all shareholders. Thank you.

Sincerely,

/s/ Digby Clements

Digby Clements

Senior Product Director

Oppenheimer Rochester Municipal Bond Funds

6803 South Tucson Way, Centennial, Colorado 80112